United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Mesdames/Sirs:

Re: High Tide Inc. (the "Corporation")

We hereby consent to the use of our name in the Corporation's Registration Statement on Form F-10 filed by the Corporation on July 25, 2025, and in the short form base shelf prospectus dated July 24, 2025 included therein, on page 5 and under the heading “Legal Matters and Interests of Experts” in the base shelf prospectus, as such may thereafter be amended or supplemented.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by section 7 of the Securities Act of 1933, as amended.

Yours very truly,

"Garfinkle Biderman LLP"

Garfinkle Biderman LLP

Garfinkle | Biderman LLP	Tel | 416.869.1234
Suite 801, 1 Adelaide Street East, Toronto, ON M5C 2V9	Fax | 416.869.0547	www.garfinkle.com